UNITED STATES SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) June 19, 2015

EARTH LIFE SCIENCES INC.

 (Exact name of registrant as specified in its charter)

NEVADA	001-31444	98-0361119
(State or Other Jurisdiction	(Commission File	(I.R.S. Employer
of Incorporation)	Number)	Identification Number)

7000 Chemin Cote de Liesse, Suite 8 Montreal, Quebec Canada H4T 1E7
(Address of principal executive offices)

(514) 373-8411

(Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

      .  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

      .  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

      .  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

      .  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry Into a Material Definitive Agreement

On June 19, 2015, the Company entered into an option agreement (“Agreement”) with Song Bo, a private mineral holder, to earn a 100% beneficial interest in certain mineral concessions known as the White Channel mineral claims (the “Property”).  Under the terms of the Agreement the Company will have the right to purchase the right, title, and interest in the Property as well as enter onto the Property to conduct reconnaissance, exploration, and development work on the Property.  In exchange, the Company shall issue 225,000,000 restricted shares and pay the sum of $180,000 payable in instalments of $30,000 on the 15th of every month commencing July 15, 2015 through December 15, 2015.  In addition, the Company shall pay a further $50,000 on each anniversary of the Agreement for a period of four years commencing June 19, 2016 through June 19, 2019.

The Property is subject to a 4% NSR on precious metals, and also subject to royalty payments of $0.25 per tonne on the sale of pit run products or processed products; or $0.35 per tonne on the sale of processed mineral products where the selling price of the processed minerals products sell for a price in excess of $35 per tonne; or an amount of $1.00 per tonne on the same of processed mineral products where the selling price of the processed mineral products sell for a price in excess of $100 per tonne. 50% of the NSR can purchased by the Company for $1,000,000 at any time before the fifth year anniversary of the Agreement.

The Property consists of the following claims located in the caribou Mining Division in the province of British Columbia:

Tenure	Tenure		Map	Mining
Number	Type	Ownership	Number	Division
399611	Mineral	100%	093A024	CARIBOO
399044	Mineral	100%	093A024	CARIBOO
416708	Mineral	100%	093A024	CARIBOO

Item 9.01 Exhibits

9.01 Option Agreement dated June 19, 2015 between Earth Life Sciences Inc. and Song Bo.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

EARTH LIFE SCIENCES INC.

Date: June 24, 2015	/s Lin Han
Lin Han